EXHIBIT 12

                        NORTHWEST NATURAL GAS COMPANY
              Computation of Ratio of Earnings to Fixed Charges
                     January 1, 1990 - September 30, 1995
                                    ($000)



                                                                     Twelve
                                                                     Months
                                 Year Ended December 31               Ended
                        -----------------------------------------    Sept.30,
                        1990     1991     1992     1993     1994       1995
                       -------  -------  -------  -------  -------   --------
Fixed Charges, as
 defined:
   Interest on Long-
    Term Debt          $22,244  $21,977  $23,001  $22,578  $21,921   $23,103
   Other Interest        2,853    4,266    3,223    1,906    2,473     2,447
   Amortization of Debt
    Discount and Expense   363      348      511      775      850       888
   Interest Portion of
    Rentals              1,546    1,485    1,439    1,701    1,697     1,697
                       -------  -------  -------  -------  -------   -------
   Total Fixed
    Charges, as
    defined            $27,006  $28,076  $28,174  $26,960  $26,941   $28,135
                       =======  =======  =======  =======  =======   =======

Earnings, as defined:
   Net Income          $30,724  $14,377  $15,775  $37,647  $35,461   $36,202
   Taxes on Income      13,629    2,321    6,951   22,096   20,473    22,352
   Fixed Charges,
    as above            27,006   28,076   28,174   26,960   26,941    28,135
                       -------  -------  -------  -------  -------   -------
   Total Earnings,
    as defined         $71,359  $44,774  $50,900  $86,703  $82,875   $86,689
                       =======  =======  =======  =======  =======   =======
Ratio of Earnings to
 Fixed Charges            2.64     1.59     1.81     3.22     3.08      3.08
                          ====     ====     ====     ====     ====      ====